UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of earliest event
  reported:  March 27, 2006


                           AMR CORPORATION
     (Exact name of registrant as specified in its charter)


       Delaware                   1-8400              75-1825172
(State of Incorporation)(Commission File Number)(IRS Employer Identification No)



4333 Amon Carter Blvd.      Fort Worth, Texas          76155
(Address of principal executive offices)            (Zip Code)


                           (817) 963-1234
                (Registrant's telephone number)



   (Former name or former address, if changed since last report.)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))









Item 1.01.     Entry into a Material Definitive Agreement.

     The text set forth below under Item 2.03 is incorporated into this Item by this reference.

     American Airlines, Inc. ("American"), the principal operating subsidiary of AMR Corporation ("AMR"), has a number of other commercial relationships with the lenders described in Item
2.03. From time to time, several of the lenders or their affiliates perform investment banking and advisory services for, and furnish general financing and banking services to, American and its affiliates.

Item 2.03.     Creation of a Direct Financial Obligation or an
               Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

     American, as the borrower, and AMR, as guarantor, previously entered into a Credit Agreement (the "Original Credit Agreement"), dated as of December 17, 2004, with Citicorp USA, Inc., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and a syndicate of banks and financial institutions (the "Original Syndicate") arranged by Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book-running managers. On March 27, 2006, American, AMR and the other parties to the Original Credit Agreement (except certain members of the Original Syndicate), together with certain lenders that were not members of the Original Syndicate, entered into an amendment and restatement of the Original Credit Agreement (the "Amended and Restated Credit Agreement"). Immediately prior to the amendment and restatement of the Original Credit Agreement, the total amount of the facilities thereunder was approximately $772 million, consisting of a $525 million senior secured revolving credit facility and a $247 million senior secured term loan facility, both of which were fully drawn.

     The total amount of the facilities under the Amended and Restated Credit Agreement is initially $773 million, and the facilities are fully drawn. The Amended and Restated Credit Facility consists of a $325 million senior secured revolving credit facility and a $448 million senior secured term loan facility (the "Revolving Facility" and the "Term Loan Facility", respectively). Advances under either facility can be made, at American's election, as LIBOR rate advances or base rate
advances.   Interest accrues at the LIBOR rate or base rate, as
applicable, plus, in either case, the applicable margin. The applicable margin with respect to the Revolving Facility can range from 2.50 percent to 4.00 percent per annum (as compared to
3.25 percent to 5.25 percent per annum for the revolving facility under the Original Credit Agreement) in the case of LIBOR advances, and from 1.50 percent to 3.00 percent per annum (as compared to 2.25 percent to 4.25 percent per annum for the revolving facility under the Original Credit Agreement) in the case of base rate advances, depending upon the senior secured debt rating of the Amended and Restated Credit Facility. The initial applicable margin with respect to the Revolving Facility is 3.50 percent per annum, in the case of LIBOR advances, and
2.50 percent per annum, in the case of base rate advances.   The
applicable margin with respect to the Term Loan Facility is 3.25 percent per annum in the case of LIBOR advances, and 2.25 percent per annum in the case of base rate advances (as compared to 5.25 percent and 4.25 percent per annum, respectively, for the term loan facility under the Original Credit Agreement).

      The Revolving Facility will continue to mature on June 17, 2009. Commitments under the Revolving Facility will be reduced on a quarterly basis over a period of 3.25 years, with 3.10 percent of the original commitments being reduced in each of the first 7 quarters, none being reduced in each of the 8th through 12th quarters, and 78.3 percent of the original amount of the commitments being reduced in the 13th quarter.

     The Term Loan Facility will continue to mature on December 17, 2010. The Term Loan Facility will amortize on a quarterly basis over a period of 4.75 years, with 0.25 percent of the original principal payable in each of the first 15 quarters, none of the principal payable in each of the 16th through 18th quarters, and 96.25 percent of the principal payable in the 19th quarter.

     Optional prepayments of both the Revolving Facility and the Term Loan Facility continue to be permitted at any time, without premium or penalty.






     The Amended and Restated Credit Facility continues to be secured by the same aircraft collateral as was pledged to secure the Original Credit Facility, and continues to require periodic appraisals of the current market value of the aircraft and that American pledge more aircraft or cash collateral if the loan amount is more than 50 percent of the appraised value (after giving effect to sublimits for specified categories of aircraft). The Amended and Restated Credit Facility also continues to be secured by all of American's existing route authorities between the United States and Tokyo, Japan, together with certain slots, gates and facilities that support the operation of such routes. In addition, AMR's guaranty of the Amended and Restated Credit Facility continues to be secured by a pledge of all the outstanding shares of common stock of American.

     The Amended and Restated Credit Facility contains a covenant requiring American to maintain unrestricted cash, unencumbered short term investments and amounts available for drawing under committed revolving credit facilities which have a final maturity of at least 12 months after the date of determination, of not less than $1.25 billion. This covenant is unchanged from the Original Credit Facility.

     In addition, the Amended and Restated Credit Facility continues to contain a covenant requiring AMR to maintain, for each period of four consecutive fiscal quarters ending on the dates indicated below, a minimum ratio of cash flow (defined as consolidated net income, before dividends, interest expense (less capitalized interest), income taxes, depreciation and amortization and rentals, adjusted for certain gains or losses and non-cash items) to fixed charges (comprising interest expense (less capitalized interest) and rentals). The minimum required ratios for the four quarter periods ending as of specified dates for both the Original Credit Facility and the Amended and Restated Credit Facility are as set forth below:


            Four Quarter Period Ending   Original   Amended
                                          Credit      and
                                         Facility   Restated
                                        Cash Flow    Credit
                                         Coverage   Facility
                                          Ratio    Cash Flow
                                                    Coverage
                                                     Ratio
            March 31, 2006              1.20:1.00  1.00:1.00
            June 30, 2006               1.25:1.00  1.00:1.00
            September 30, 2006          1.30:1.00  1.10:1.00
            December 31, 2006           1.30:1.00  1.20:1.00
            March 31, 2007              1.35:1.00  1.30:1.00
            June 30, 2007               1.40:1.00  1.30:1.00
            September 30, 2007          1.40:1.00  1.35:1.00
            December 31, 2007           1.40:1.00  1.40:1.00
            March 31, 2008              1.50:1.00  1.40:1.00
            June 30, 2008               1.50:1.00  1.40:1.00
            September 30, 2008          1.50:1.00  1.40:1.00
            December 31, 2008           1.50:1.00  1.40:1.00
            March 31, 2009              1.50:1.00  1.40:1.00
            June 30, 2009 (and each
            fiscal quarter thereafter   1.50:1.00  1.50:1.00


     The Amended and Restated Credit Facility continues to contain customary events of default, including cross defaults to other obligations and certain change of control events, all of which are unchanged from the Original Credit Facility. Upon the occurrence of an event of default, the outstanding obligations under the Amended and Restated Credit Facility may be accelerated and become due and payable immediately.









                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMR CORPORATION



                                        /s/ Charles D. MarLett
                                        Charles D. MarLett
                                        Corporate Secretary



Dated:  March 27, 2006